Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

HERON THERAPEUTICS, INC.

Heron Therapeutics, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation” and the “DGCL”, respectively), does hereby certify:

FIRST: That, upon the Effective Time, Section A of Article IV of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

“A. Authorized Capital. The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, “preferred” and “common.” The total number of shares that the Corporation is authorized to issue is Two Hundred Twenty-Seven Million Five Hundred Thousand (227,500,000). The number of shares of common stock authorized to be issued is Two Hundred Twenty-Five Million (225,000,000), each such share to have a par value of $0.01 (“Common Stock”), and the number of preferred shares authorized to be issued is Two Million Five Hundred Thousand (2,500,000), each such share to have a par value of $0.01 (“Preferred Stock”).”

SECOND: The amendment to the Certificate of Incorporation of the Corporation herein was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL. An annual meeting of the stockholders of the Corporation was duly called upon notice in accordance with Section 222 of the DGCL and held on June 8, 2023, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: The amendment to the Certificate of Incorporation of the Corporation herein shall be effective June 9, 2023 at 12:01 a.m. Eastern Time (the “Effective Time”).

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 8th day of June, 2023.

HERON THERAPEUTICS, INC.

By: /s/ Craig Collard

Name: Craig Collard

Title: Chief Executive Officer